EXHIBIT 99.1

2009 1st Quarter Earnings Webcast Presentation
April 29, 2009 1:00 P.M (EST)                                                                – Prepared Remarks

Michelle Debkowski:  Thank you.  Good afternoon and welcome to National Penn Bancshares’ first Quarter 2009 Earnings Webcast.

Questions will be accepted until the conclusion of our prepared remarks via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, we provide slides with financial highlights for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer:  Thank you, Michelle.  Joining me today is Scott Fainor, our Chief Operating Officer and Michael Reinhard, our Chief Financial Officer.

I will start the call today by noting that our 1st Quarter Earnings Release is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.

Our overall message today is that National Penn is navigating through this economic crisis with a focus on capital and record amounts of liquidity, but with earnings pressure from asset quality issues emanating from the economic environment.  During the call today, Mike Reinhard will provide an overview of our financials and Scott Fainor will review our loan portfolio, asset quality and risk management.

From an economic perspective, the rebound in the stock market off of early year lows and a few better than expected readings in the economic numbers have raised hopes that we can now see the light at the end of the tunnel.  We certainly hope so.  Our concern however, is that much of the recent improvement merely marks a shift in the rate of deceleration in economic activity.  That still marks an improvement, but it does not change our view that the recession and its effects will drag on at least through this year and into 2010.  We take this view into consideration as we formulate our actions for the coming year and beyond.  At the heart of the issue are the continuing increases in the unemployment rate both nationally and regionally.  Until this rate finds a top and begins to improve in this region, we, and many other community banking companies, will continue to see earnings and capital remain under pressure.  We wish our outlook could be rosier, but unfortunately that’s our most realistic perspective presently.

Given our current perspective, last week we declared a second quarter cash dividend of $0.05 per share, a reduction from its previous level of $0.17 per share.  In the final assessment of the second quarter dividend, preservation of capital is a prudent response to the continuing adverse credit cycle and weak economy.  Through this action, we will retain approximately $39.8 million in tangible common equity annually.  In addition to the change in the cash dividend, the enhancements that we made to our dividend reinvestment plan continue to produce meaningful results.  As a reminder, in November we increased the maximum monthly voluntary cash contribution through our dividend reinvestment plan from $10,000 to $50,000, with the shares being offered at a 10% discount to the market price.   Since November, the amended plan has generated $28.3 million in tangible common equity.  Based on the success of this program, we have further enhanced the dividend reinvestment plan to allow maximum monthly voluntary cash contributions of $250,000 and we have kept the 10% discount in place.  This latest enhancement is effective immediately and will continue until a total of $75 million in voluntary cash contributions is received or December 31, 2009, whichever occurs first.

I’ll now turn the presentation over to Mike Reinhard who will provide our 1st quarter 2009 financial results.

Mike Reinhard:  Thank you and good afternoon.  Let me begin by noting that this presentation contains the non-GAAP financial measures, return on average tangible equity and core earnings.     The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the Company’s performance. Core earnings exclude the impact of certain material non-core items this quarter.   Due to material non-core items this quarter, we want to isolate and communicate the core earnings performance of our company.  Reconciliations of our GAAP and non-GAAP return on equity ratios and core earnings are included in our presentation today for your review.

Total assets at March 31, 2009 were $9.63 billion, up $230 million or 2.45% since year-end 2008.  The growth in assets is primarily attributed to funds retained in overnight investments made possible by an annualized deposit growth of 16.9%.  Loan growth was $49.18 million or 3.1% annualized in the first quarter.  In addition, the strong deposit growth allowed us to reduce borrowed funds by over $20 million in the first quarter, and an additional $75 million since quarter-end.

Total deposits grew by $270 million during the first quarter.  Growth in deposits has been supported by increased FDIC insurance limits, customer funds redeployed from the equity market to the safety of a bank deposit account, as well as our marketing efforts.  Growth was evident in all interest-bearing deposit categories with the exception of school district deposits, which experienced a normal seasonal outflow of $75.98 million during the 1st quarter.  Participation in the CDAR’s program remains high, with most of the growth classified in time deposits greater than $100,000.  Total shareholders’ equity declined by $3.89 million from year-end 2008 as a $16.44 million increase in common stock, principally as a result of our dividend reinvestment plan, was offset by a $21.12 million negative change in other comprehensive income.

Other comprehensive income was primarily impacted by National Penn’s adoption of FSP FAS 115-2 and FAS 124-2 as issued by the Financial Accounting Standards Board on April 9, 2009.  This new guidance requires that credit-related Other Than Temporary Impairment, or OTTI, be recognized in earnings while noncredit-related OTTI is recognized in other comprehensive income.  In addition, the new guidance requires the reclassification of the noncredit-related portion of OTTI losses previously recognized in 2008 from retained earnings to other comprehensive income.  As such, the reclassification does not affect total shareholders’ equity but improves regulatory capital.  The credit-related OTTI recognized in earnings during the first quarter was $7.79 million pre-tax and was solely related to $29.80 million of securities newly deemed other than temporarily impaired.  Noncredit-related OTTI on these securities, which are classified as held to maturity on our balance sheet, was $18.81 million pre-tax and was recognized in other comprehensive income during the first quarter.  In addition, $19.09 million pre-tax was reclassified from retained earnings to other comprehensive income for the noncredit-related portion of OTTI losses previously recognized in prior quarters.

As a result of the activity in the capital account and the growth in risk-adjusted assets, several capital ratios declined from year-end 2008 levels.  The total risk-based capital ratio declined to 11.61% from 11.85% at year-end, and the Tier-1 capital ratio declined to 10.44% from 10.65% at year-end.  However, these capital ratios still exceed regulatory limits to be considered well capitalized.  The Tangible Common Equity to Tangible Asset ratio declined from 5.00% at year-end to 4.87%.

Diluted earnings available to common shareholders, after payment of dividends and accretion of preferred discount of approximately $2.05 million on preferred stock issued to the US Treasury, was $1.75 million or $0.02 per diluted share in the 1st quarter 2009.  Core earnings were $8.04 million or $0.10 per diluted share.  Core earnings exclude certain non-cash items from diluted earnings available to common shareholders.  Those items were the previously discussed other-than-temporary impairment charge equal to six cents per diluted share, and a fair value mark on NPB Capital Trust II of two cents per diluted share.

The net interest margin was 3.13% in the first quarter 2009 compared to 3.33% in the fourth quarter of 2008.  The major contributor to this margin decline was the inability to decrease deposit rates for competitive reasons in the magnitude necessary to offset the 75 basis point prime rate decrease in December 2008.  Consequently, the cost of interest bearing liabilities declined by only 25 basis points compared to a 43 basis point decline in the yield on earning assets.  Non-accrual assets which include loans, investments, and Federal Home Loan Bank stock also contributed to the margin decline.  We estimate the impact of non-accrual assets to the 1st quarter margin at 5 basis points.  The margin improved on a monthly basis during the quarter, and we expect to make continued progress on deposit pricing.

A provision for loan losses of $17.53 million was made in 1st quarter 2009 as compared to a provision of $18.50 million for the 4th quarter of 2008.  Total net charge-offs for 1st quarter 2009 of $15.26 million compare to $18.19 million of net charge-offs in 4th quarter 2008.  Scott will discuss credit quality in more detail in his remarks.

Total non-interest income, excluding net gains or losses from fair value changes, net gains or losses on investment securities, and OTTI was little changed from the fourth quarter 2008.  The primary positive contributor to non-interest income relative to the fourth quarter was mortgage banking income of $2.4 million which benefitted from the refinance market created by low interest rates.  Fee income from consumers is down as consumers have changed their behavior in this economic down-cycle and are paying less in fees on deposit accounts and overdrafts than in the past.   Fee income in our wealth unit continues to decline as the lower market value of assets under management causes lower billable fees.  In that regard, market values of assets under management declined approximately $650 million between March 31, 2008 and March 31, 2009.

Regarding the three items of non-interest income that we did not include above:

1.
This year’s first quarter non-interest income includes a $1.90 million charge related to NPB Capital Trust II under the fair value option guidelines of FAS 159 adopted for this financial instrument, compared to a $6.53 million gain in the fourth quarter of 2008.  You will recall that this charge, plus or minus, is based on the final trade pricing on the final trading day of the quarter compared to the similar trade at the end of the previous quarter.

2.
We recognized a $2.3 million loss on the sale of an investment security during the 1st quarter.  This security, which we had reported on previously, was a triple A-rated tranche of a 2006 vintage Alt-A private label mortgage backed security.  While this security was currently performing, its credit statistics were deteriorating to the point where it was prudent to sell at this time.

3.
As previously mentioned, the credit portion of total OTTI was $7.79 million on securities newly deemed other than temporarily impaired in the 1st quarter.  This represents $29.80 million in five pools of trust preferred securities out of the remaining 13 pools totaling $69.55 million where we did not previously record OTTI.  The delinquency and default rate of all trust preferred pools with OTTI range from 6.1% to 19.4%.  With the OTTI in the five pools during the first quarter, we now have approximately $40 million of remaining book value in trust preferred pools where we have not experienced OTTI.  The total remaining cost basis of all trust preferred pools of approximately $58 million represents 35% of original book value and would have a worst case impact on tangible common equity to tangible assets of 42 basis points if the value of these investments were to go to zero.

Total non-interest expense for the 1st quarter 2009 was $56.52 million, an increase from $55.20 million during the 4th quarter 2008, excluding the 4th quarter fraud expense.  The primary reason for higher overall expenses was a $1.2 million increase in linked-quarter FDIC expense.  Without this increase in FDIC expense, our operating expenses were essentially flat – again demonstrating our focus on cost containment.  We would expect the run rate of expenses to be in the $55 million to $58 million range for the next quarter.  This estimate includes FDIC expense at the first quarter run rate but does not include a special FDIC assessment which is very possible later this year.

I’d now like to introduce Scott Fainor, our Chief Operating Officer.

Scott Fainor:  Thank you, Mike. I will take a few moments to comment on our loan portfolio and our overall credit quality, as well as some recent changes in our risk management efforts.

With respect to our loan portfolio at March 31, 2009, total loans and leases outstanding are $6.37 billion.  Net loan growth for the quarter was $49.18 million or 3.1% annualized.  Total new loans originated during the quarter were $345.8 million, offset by $200.3 million in loan payments, $15.3 million in charge-offs, and $81.0 million in loans sold in the secondary market.  Loan growth was concentrated in the categories of Commercial Real Estate and Real Estate Construction.  This may sound unusual given the economic climate, but we know the borrowers well, the loans are primarily in the Lancaster, State College and Lehigh Valley areas where real estate declines have been modest, and we feel these loans are conservatively structured and based on current appraisals.  Residential mortgage loans declined due to heavy refinance activity during the quarter.  Even though loan activity was steady earlier in the quarter, most recently our pipelines have diminished as customers both large and small sit on the sideline, waiting for signs of a better environment.  Loan pricing has improved with new loans being booked at increasing spreads and floors being instituted on new and renewing floating rate loans.

 “Non-Performing Assets plus Loans over 90 days delinquent” totaled $65.0 million at March 31, 2009, or 1.02% of total loans.  This compares to $37.1 million or 0.59% of total loans at December 31, 2008.  Our Loan and Lease Loss Reserve was $86.3 million, or 1.36% of Total Loans and Leases as of March 31, 2009, after 1st quarter net charge-offs of $15.3 million.  This Loan and Lease Loss Reserve level represents an increase from $84.0 million and 1.33% of Total Loans and Leases at December 31, 2008.  With the current reserve, our coverage ratio of Non-Performing Assets is 138%, which continues as top quartile performance in our peer group.  Our Non-Performing Assets are not necessarily attributable to any specific loan product.  Rather, we find that our Non-Performing Assets are primarily large individual credits.  For example, most of the $27.9 million increase in Non-Performing Assets during the first quarter derived from 5 relationships that were originated by us in-market as follows: an $11.5 million commercial customer,  $8.7 million in commercial real estate projects representing three different loans, and a private banking client totaling $4.2 million.  All of these credits are in-market.

Non-accrual loans were $59.9 million at March 31, 2009.  The non-accrual loans are 79% commercial and 21% retail.  Of the $47.1 million in commercial non-accrual loans, $25.6 million are in the “commercial, financial, and agricultural” category and $18. 4 million are in the “real estate – construction” category.  We feel that the increase in non-performing loans is consistent with the still slowing economy in our region as well as with trends reported by our peers.  However, our non-performing loans are more elevated than we would expect due, in part, to the recent inability to sell these loans as pricing has deteriorated to the point where selling most of these troubled credits is a less active part of our workout strategies.

Net Charge-offs were $15.3 million or 0.24% of average loans non-annualized.  Charge-offs were concentrated in the commercial category with $6.8 million, and in the Private Banking area with $5.4 million.  Similar to Non-Performing Assets, charge-offs were dominated by larger individual relationships, and we do not feel that we have a problem in any specific segment of our portfolio.  That said, our level of criticized assets continue to rise, which is consistent with our overall view of the economy in general and its effect on our region.  All of our banking teams are aware of the continuing impact of the economic slowdown on our customers, and we are continuing to monitor our loan portfolio’s risk exposure diligently.  As previously stated, the economy continues to slow, and we have seen an increasing impact on our customers and their ability to service their loans.  Consequently, we expect to experience historically elevated levels of loan loss provisions, non-performing assets, and net charge-offs through out 2009 and potentially into 2010.  Specifically for the next quarter, we would expect net charge-offs to be at or above the levels of the previous two quarters.  Based on our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during 1st quarter 2009.  This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.

National Penn recently launched a major program to enhance the risk management practices of the Company.  This initiative was prompted by a number of factors, most significantly, a changing economic landscape and recognition of the weaknesses in our operations that we disclosed in our year-end 2008 financial report.  In addition, we see a renewed focus on risk assessment, verification of controls, and transparency of reporting.  All of these activities are increasingly demanded and rewarded by the market, investors, customers, and regulators.

The Risk Management program is a comprehensive effort designed to produce continuous review and verification throughout our entire organization.  Our goal is to create a self-improving, ongoing risk and control assessment process that engages all levels of staff, management and the Board.  The program is being led by Sandra Bodnyk, who has been named chief risk officer of the corporation.  Sandy, a 35-year financial services professional who joined us through the KNBT merger, has more than 10 years of executive experience in risk management at large financial organizations.  She is supported by a group of internal department heads, as well as by an independent consultant, who provides additional experience, independence and skill to this critical effort.

National Penn teams are already at work examining all of our processes and procedures with the goal of implementing improvements, where necessary.  The Risk Management program will include the prudent use of existing and new resources and will balance risk, customer service, efficiency, and profitability, and it is a high priority initiative for 2009.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:  While focused on our challenges, we are not standing still and are developing new products and services designed to be attractive to our customers and prospects.  In that regard, we are pleased to announce that we have formed a new investment advisory firm, Institutional Advisors LLC.  While the structure as a stand alone company is new, the firm has been an operating unit of National Penn Investors Trust Company for several years.  The staff includes 14 investment professionals with a very successful record of managing investments for corporate, institutional and personal clients of our National Penn Investors Trust Company.  National Penn designed a new, publicly available mutual fund named “Institutional Advisors LargeCap Fund” with the ticker symbol IALFX.  By partnering with an existing mutual fund family called Conestoga Funds, we found a cost-effective way to enter this new line of business.  The fund became operational on April 1st, with Institutional Advisors, our new subsidiary, as its investment manager.  Following a brief period of operational development, it will be actively marketed in the late summer timeframe.  We are very hopeful that this will result in a significant source of fee income in the future and produce strong returns for our clients who choose to participate in the fund.

We are also assisting our customers’ efforts to preserve and rebuild their savings with what we call our “resolution to save” marketing campaigns.  The campaigns are designed to remind customers that we can help them meet their savings goals through a variety of products.  Our major focus is on a product called ValuePlus checking, which provides a variety of value-added services.  We have also begun a deposit promotion called Straight2Savings, which is an easy way for customers to put aside money regularly and automatically.  We see these programs as a way to remind customers that we are a relationship-driven organization dedicated to helping them improve their financial situation in these difficult times.

In conclusion, these are difficult times for all of us.  We, like you, are disappointed in our performance over the past 2 to 3 quarters.  We want to assure you that as we move further into 2009, we will continue to keep our focus on liquidity, asset quality, and on preserving and building capital.

This ends our planned remarks, and we will now address questions that have been received to this point.  Additional questions will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

QUESTIONS

Michelle Debkowski:  Thank you, Glenn.  We had a few questions presented during the webcast and _____________ (Glenn/Scott/Mike), I’ll begin with you.

REVIEW QUESTIONS

This concludes our presentation. Thank you for joining us.